KPMG Peat Marwick LLP
                                Suite 1900
                           1021 East Cary Street
                          Richmond, VA  23219-4023


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Jefferson Bankshares, Inc.:


     We consent to incorporation by reference in the registration statement on Form S-8 of Jefferson Bankshares, Inc. of our report dated January 17, 1995, relating to the statements of assets available for plan benefits of the Jefferson Bankshares, Inc. Deferred Compensation and Stock Purchase Plan for Non-Employee Directors as of December 31, 1994 and 1993, and the related statements of changes in assets available for plan benefits for each of the years in the three-year period ended December 31, 1994 which report appears in the December 31, 1994 Annual Report on Form 11-K of Jefferson Bankshares, Inc.



                              KPMG Peat Marwick LLP


Richmond, Virginia
January 25, 1995

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